UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2005

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 21, 2005, the Registrant acquired purchase rights under a purchase agreement (the “Purchase Agreement”) by and among the Registrant, Hunter Gold Mining Corporation (a corporation incorporated under the laws of British Columbia, Canada) and its wholly owned subsidiary Hunter Gold Mining, Inc. (a corporation incorporated under the laws of Colorado) (collectively “Hunter Corporation”) and Ken Swaisland (“Swaisland”) a resident of British Columbia, Canada. Swaisland sold his rights under the Purchase Agreement to purchase the assets of the Hunter Corporation to the Registrant. The Registrant paid Swaisland $61,500 in cash and issued him 250,000 unregistered shares of its common stock to assign his rights to the Purchase Agreement over to the Registrant.

The Registrant will begin its due diligence by conducting exploration on one of the assets of the Hunter Corporation, namely the Bates-Hunter Gold Mine. As described below, two phases of exploration will be conducted prior to the final decision to consummate the Purchase Agreement. The initial two phases of the work program are based on a report prepared by Glenn R. O’Gorman, P. Eng., dated March 1, 2004, titled “Exploration and Development Plan for the Bates-Hunter Project.”

Phase one will dewater and rehabilitate the shaft and levels, map and sample all accessible historical workings and undertake preliminary metallurgical testwork. At the end of phase one, the process should have confirmed some of the historical information regarding the Bates-Hunter property, defined some mineable mineralization, and have a good idea regarding the geological continuity, grade and thickness of the mineralization and its metallurgical characteristics. It is estimated that phase one will require approximately $500,000 and some three months to complete. The results from the phase one work program will determine whether the Registrant will continue funding for the next phase.

In phase two a diamond drill station will need to be established on the 745 foot level about 150 feet away from the Bates vein to conduct underground diamond drilling. Diamond drilling will be targeted to explore both above and beneath the old workings and attempt to pinpoint the vein intersections. The drill holes should be drilled to lengths that will allow them to pass through the Bates vein and intersect the Vasa-Levitt vein as well and explore it from its intersection with the Bates vein. It is estimated that phase two will require approximately $650,000 and some four months to complete. Concurrent with these activities, investigations are planned to be undertaken to define the metallurgical characteristics of the mineralization and develop a suitable process flow sheet prior to sourcing a processing plant and mining equipment. The results from the phase two work program will determine whether the Registrant will proceed to consummate the Purchase Agreement.

Under the terms of the Purchase Agreement, the Registrant will proceed as follows: (i) an advanced of $315,000 to commence the Phase one work program has been provided; (ii) the Registrant will provide the an additional $300,000 as required during the next four months to bring the phase one work program to completion and prepare for the phase two process; (iii) on or before March 30, 2005, the Registrant will provide satisfactory evidence that it have $535,000 of funding available for the completion of the Phase two work program; (iv) on or before May 31, 2005, and upon results from Phase one satisfactory to the Registrant, the Registrant will provide the $535,000 funding to commence on the Phase two work program.

The Registrant has until November 30, 2005, at which time, should the historical data prove viable, the Registrant may complete the purchase of the assets of the Hunter Corporation for a fixed price of $3,000,000, as defined in the Purchase Agreement. The assets consist of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment. In addition to the $3,000,000 purchase price, the Registrant will issue the following additional compensation: (i) it will issue a warrant to Swaisland to purchase 1,000,000 shares of its common stock at a price per share equal to the 10-day closing average sale price of the Registrant’s common stock; (ii) Swaisland will retain a two percent net smelter return royalty on all future production from the Bates-Hunter Gold Mine; and (iii) Goldrush Casino and Mining Corporation will retain a one percent net smelter return royalty (up to a maximum payment of $1,500,000). Furthermore, if the $3,000,000 payment has not been made by November 30, 2005 and Hunter Corporation has not otherwise granted an extension for payment, the Purchase Agreement will become null and void and neither the Registrant nor Hunter Corporation shall have any further rights or obligations thereunder.

The Registrant is attaching a Press Release dated January 25, 2005, as Exhibit 99.1, with respect to the acquired purchase rights of the Purchase Agreement, which is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(a) Not required

(b) Not required

(c) Exhibits

Exhibit	Description of Document
99.1	Press Release dated January 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: January 26, 2005	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Document
99.1	Press Release dated January 25, 2005.